Exhibit 99.1

Ultralife Corporation Receives $5.5 Million Land Warrior Battery and Charging System Contract

NEWARK, N.Y.--(BUSINESS WIRE)--December 7, 2010--Ultralife Corporation (NASDAQ: ULBI) has received a contract valued at approximately $5.5 million to supply its suite of Land Warrior Lithium non-rechargeable batteries and rechargeable Lithium Ion batteries and charging systems from a major international defense contractor for use with the Land 200 Battle Management System by the Australian military. Deliveries are expected to begin in the first quarter of 2011 and be completed by the fourth quarter of 2012.

“Our capabilities in developing and supplying technically-advanced defense communications and power systems, which we have demonstrated to the U.S. Department of Defense across a wide variety of military programs, are increasingly being recognized by our international allies,” said John D. Kavazanjian, president and chief executive officer. “In this case, our Land Warrior product suite will be used to support the Australian military’s Land 200 Battle Management System, a program for which we are already supplying our A320 RF pocket amplifiers.”

Land Warrior is an integrated, modular fighting system that uses technology to enhance individual soldiers’ close-combat tactical awareness, lethality and survivability. The system includes weapon-mounted sensors, an integrated helmet assembly, a communications-navigation computer system and software for friendly-force tracking and command/control programs, and it incorporates Ultralife’s battery models LI-145, LI-80, LM-145 and CH0006 Charger and Adapters.

About Ultralife Corporation

Ultralife Corporation, which began as a battery company, serves its markets with products and services ranging from portable and standby power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the company’s business segments include: Battery & Energy Products, Communications Systems and Energy Services. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorp.com

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company’s analysis only as of today’s date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

CONTACT:
Ultralife Corporation
Philip Fain, 315-332-7100
pfain@ulbi.com
or
Investor Relations:
Lippert/Heilshorn & Associates, Inc.
Jody Burfening, 212-838-3777
jburfening@lhai.com